Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q2 2007 Net Operating Income of $168.3 Million ($1.37 per diluted share),

and Net Income of $166.3 Million ($1.36 per diluted share)

New York – August 2, 2007 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the second quarter of 2007 and the six months ended June 30, 2007.

Second Quarter Results

Net income in the second quarter of 2007 increased 10% to $166.3 million, or $1.36 per diluted share, versus second quarter 2006 net income of $151.1 million, or $1.16 per diluted share.

Net operating income (see footnote 1 at the end of this release) for the second quarter of 2007 increased 12% to $168.3 million, or $1.37 per diluted share, compared to second quarter 2006 net operating income of $149.7 million, or $1.15 per diluted share.

J. Kerry Clayton, interim president and chief executive officer, said: “Assurant’s results this quarter highlight the benefits of our diversified specialty insurance business platform. We continue to focus on long-term profitable growth for the benefit of our customers, clients, shareholders and employees by applying our core capabilities and investing in those areas of our business that offer the best long-term potential. We have a strong financial foundation and proven business model that has positioned us well for the future.”

Net earned premiums of $1.8 billion in the second quarter of 2007 increased 7% from the same period in 2006, driven primarily by growth in Assurant Specialty Property.

Net investment income in the second quarter of 2007 increased 5% to $190.3 million from $180.4 million in the second quarter of 2006 primarily as a result of an increase in average invested assets.

Six-Month Results

Net income in the first half of 2007 was $345.7 million, an increase of 10%, or $2.80 per diluted share, versus first half 2006 net income of $313.6 million, or $2.39 per diluted share.

Net operating income for the first half of 2007 was $344.1 million, an increase of 10%, or $2.79 per diluted share, versus first half 2006 net operating income of $313.5 million, or $2.39 per diluted share. Net operating income excludes capital gains and losses and other unusual, or non-recurring items.

Net earned premiums of $3.6 billion in the first half of 2007 increased 6% from $3.4 billion in the first half of 2006.

Net investment income in the first half of 2007 increased 9% to $407.2 million from $373.0 million in the first half of 2006 primarily resulting from an increase in average invested assets and $36.5 million of real estate investment income compared with $14.7 million in the first half of 2006.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$30.2	$37.1	$74.3	$76.9
Assurant Specialty Property	90.2	59.3	164.6	123.7
Assurant Health	33.8	41.0	74.4	86.1
Assurant Employee Benefits	21.5	20.6	50.4	39.8
Corporate and other	(2.9)	(4.9)	(10.5)	(5.4)
Amortization of deferred gain on disposal of businesses	5.4	6.5	10.8	12.3
Interest expense	(9.9)	(9.9)	(19.9)	(19.9)

Net operating income	168.3	149.7	344.1	313.5
Adjustments:
Net realized (losses) gains on investments	(2.0)	1.4	1.6	(1.4)

Net income before cumulative effect of change in accounting principle	166.3	151.1	345.7	312.1
Cumulative effect of change in accounting principle	—	—	—	1.5

Net income	$166.3	$151.1	$345.7	$313.6

Assurant Solutions

Assurant Solutions second quarter 2007 net operating income was $30.2 million, a decrease of 19% from second quarter 2006 net operating income of $37.1 million. The second quarter of 2007 benefited from $3.6 million after-tax relating to three items: $3.5 million in fees from the sale of the U.S. preneed independent franchise, $4.5 million of income resulting from a project to improve the reconciliation of client commission payable accounts, and a $4.4 million charge related to a product in Brazil that has since been repriced for some clients and discontinued for another client. Net operating income for the first six months of 2007 was $74.3 million, a decrease of 3% from $76.9 million during the first half of 2006. The decreases for second quarter and the first half of 2007 are primarily due to higher combined ratios, principally resulting from continued investments made to support the business’ international strategic expansion and continued unfavorable loss experience associated with two previously disclosed domestic service contract clients. Results for the first six months of 2007 were positively impacted by an additional $8.4 million of after-tax real estate investment income compared to the first half of 2006.

Assurant Solutions second quarter 2007 net earned premiums increased 4% to $618.7 million from $592.2 million in the same period last year. Net earned premiums for the first six months of 2007 increased 3% to $1.20 billion from $1.16 billion during the first half of 2006. The increases are primarily due to growth in domestic and international service contracts partially offset by an expected decline in preneed premiums due to the 2005 sale of the U.S. independent preneed franchise and the continued runoff of domestic credit insurance.

Assurant Specialty Property

Assurant Specialty Property second quarter 2007 net operating income was $90.2 million, up 52% from $59.3 million in the second quarter of 2006. The second quarter 2007 was positively impacted by $5.5 million after-tax from a project to improve the reconciliation of client commission payable accounts. Net operating income in the first six months of 2007 increased 33% to $164.6 million compared to $123.7 million in the first half of 2006. Increases for the second quarter and first half of 2007 are primarily due to the continued growth in creditor-placed homeowners insurance, including the second quarter 2006 acquisition of Safeco’s creditor-placed homeowners business, continued favorable combined ratios and increased investment income, partially offset by higher reinsurance costs.

Assurant Specialty Property second quarter 2007 net earned premiums increased 35% to $393.6 million compared to $291.0 million in the same year-ago period. Net earned premiums for the first six months of 2007 increased 40% to $760.7 million compared to $543.7 million in the first half of 2006. The increases for the quarter and first half of 2007 are primarily attributable to the continued growth in creditor-placed homeowners insurance, partially offset by higher reinsurance costs.

Assurant Health

Assurant Health second quarter 2007 net operating income decreased 18% to $33.8 million from $41.0 million in the same period in 2006. Net operating income for the first six months of 2007 decreased 14% to $74.4 million from $86.1 million in the first half of 2006. The decreases for the quarter and first half of 2007 are primarily due to the decline in small group net earned premiums along with an increase in the combined ratio as a result of higher small group loss experience.

Assurant Health second quarter 2007 net earned premiums decreased 1% to $513.9 million from $519.6 million in the same year-ago period. Net earned premiums for the first six months of 2007 decreased 2% to $1.03 billion from $1.04 billion in the first six months of 2006. Continued growth in individual medical premiums during the first six months was offset by a decline in small group premiums.

Assurant Employee Benefits

Assurant Employee Benefits second quarter 2007 net operating income increased 4% to $21.5 million from net operating income of $20.6 million in the same period in 2006. Net operating income during the first six months of 2007 increased 27% to $50.4 million from $39.8 million during the first six months of 2006. Results for the second quarter and first half of 2007 reflect continued favorable loss experience, most notably in the disability and life insurance products. Results were favorably impacted by $9.9 million of after-tax real estate investment income in the first six months of 2007.

Assurant Employee Benefits second quarter 2007 net earned premiums decreased 4% to $272.5 million from $282.6 million in the same year-ago period. Net earned premiums for the first six months of 2007 decreased 6% to $569.1 million from $608.7 million in the first six months of 2006 as the business continues to implement its small case strategy.

Corporate

Corporate and other net operating loss for the second quarter of 2007 was $2.9 million, compared to a loss of $4.9 million in the second quarter of 2006. The improvement in the operating loss was primarily due to $2.9 million of income from the change in certain tax liabilities. Corporate and other net operating loss for the first half of 2007 was $10.5 million compared to a net operating loss of $5.4 million during the first half of 2006. The increase in the net operating loss was mainly due to $2.9 million of expenses from the change in certain tax liabilities and $2.4 million less of after-tax real estate investment income compared to the first half of 2006.

Financial Position

At June 30, 2007 total assets were $25.8 billion. Stockholders’ equity, excluding Accumulated Other Comprehensive Income (AOCI), was $3.9 billion and book value per diluted share, excluding AOCI, was up 6% to $31.81 from $29.97 at December 31, 2006. The debt to total capital ratio, excluding AOCI, was 20.5%.

Earnings Conference Call

Assurant will host a conference call Thursday, August 2, 2007 at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-603-6873 (toll-free domestic) or 973-582-2706 (international); passcode: 8298557. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 11:00 am (ET) and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 8298557. The webcast will be archived for one month on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses—Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits—have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $7 billion in annual revenue. Assurant has more than 13,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,798,687	$1,685,322	$3,558,196	$3,357,975
Net investment income	190,302	180,438	407,198	373,000
Net realized (losses) gains on investments	(3,086)	2,272	2,484	(2,180)
Amortization of deferred gain on disposal of businesses	8,246	10,022	16,595	18,855
Fees and other income	70,578	71,036	137,517	131,222

Total revenues	2,064,727	1,949,090	4,121,990	3,878,872
Benefits, losses and expenses
Policyholder benefits	903,081	874,204	1,793,530	1,763,883
Selling, underwriting, general and administrative expenses	893,876	827,408	1,767,875	1,609,840
Interest expense	15,296	15,315	30,593	30,630

Total benefits, losses and expenses	1,812,253	1,716,927	3,591,998	3,404,353

Income before income taxes and cumulative effect of change in accounting principle	252,474	232,163	529,992	474,519
Income taxes	86,194	81,027	184,255	162,458

Net income before cumulative effect of change in accounting principle	166,280	151,136	345,737	312,061
Cumulative effect of change in accounting principle	—	—	—	1,547

Net income	$166,280	$151,136	$345,737	$313,608

Net income per share:
Basic	$1.38	$1.18	$2.85	$2.43
Diluted	$1.36	$1.16	$2.80	$2.39

Dividends per share	$0.12	$0.10	$0.22	$0.18

Share Data:
Basic weighted average shares outstanding	120,657,052	128,488,126	121,399,339	129,239,104
Diluted weighted average shares outstanding	122,492,504	130,327,634	123,334,227	131,197,145

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At June 30, 2007 (unaudited) and December 31, 2006

	June 30,	December 31,
	2007	2006
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,860,801	$13,416,817
Reinsurance recoverables	3,865,447	3,914,972
Deferred acquisition costs	2,634,497	2,397,906
Goodwill	791,195	790,519
Assets held in separate accounts	3,315,882	3,298,543
Other assets	1,305,133	1,346,391

Total assets	25,772,955	25,165,148

Liabilities
Policyholder benefits and claims payable	10,221,788	10,178,509
Unearned premiums	4,860,076	4,429,893
Debt	971,818	971,774
Mandatorily redeemable preferred stock	22,160	22,160
Liabilities related to separate accounts	3,315,882	3,298,543
Accounts payable and other liabilities	2,566,839	2,431,672

Total liabilities	21,958,563	21,332,551

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,862,608	3,744,533
Accumulated other comprehensive income	(48,216)	88,064

Total stockholders’ equity	3,814,392	3,832,597

Total liabilities and stockholders’ equity	$25,772,955	$25,165,148